4
1
<SROS>NASDAQ
<REPORTING-OWNER>
  0001191320
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  QUALCOMM Incorporated
  0000804328
  <IRS-NUMBER>95-3685934
</SUBJECT-COMPANY>
<PERIOD>11/12/02
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Atkinson,        Richard          C.
   5775 Morehouse Dr.


   San Diego, CA  92121-1714
2. Issuer Name and Ticker or Trading Symbol
   QUALCOMM Incorporated (QCOM)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   11/12/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     32,640         I  FBO relatives
Common Stock                                                                                     200,000        I  by GRAT 3
Common Stock                                  11/12/02    M        7,502         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        833           A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        3,000         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        2,833         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        2,083         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        4,083         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        3,833         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        7,083         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        1,250         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        583           A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        833           A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        1,333         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        3,417         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        1,250         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        2,417         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        2,500         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        2,417         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        1,500         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        833           A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        417           A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        50,000        A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        5,000         A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        20,000        A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    M        25,000        A  $4.2300                     I  by Trust (1)
Common Stock                                  11/12/02    S        7,502         D  $33.6000                    I  by Trust (1)
Common Stock                                  11/12/02    S        833           D  $33.7000                    I  by Trust (1)
Common Stock                                  11/12/02    S        3,000         D  $34.0500                    I  by Trust (1)
Common Stock                                  11/12/02    S        2,833         D  $34.2700                    I  by Trust (1)
Common Stock                                  11/12/02    S        2,083         D  $34.3600                    I  by Trust (1)
Common Stock                                  11/12/02    S        4,083         D  $34.4000                    I  by Trust (1)
Common Stock                                  11/12/02    S        3,833         D  $34.4500                    I  by Trust (1)
Common Stock                                  11/12/02    S        7,083         D  $34.5000                    I  by Trust (1)
Common Stock                                  11/12/02    S        1,250         D  $34.5500                    I  by Trust (1)
Common Stock                                  11/12/02    S        583           D  $34.6000                    I  by Trust (1)
Common Stock                                  11/12/02    S        833           D  $34.6200                    I  by Trust (1)
Common Stock                                  11/12/02    S        1,333         D  $34.6500                    I  by Trust (1)
Common Stock                                  11/12/02    S        3,417         D  $34.7000                    I  by Trust (1)
Common Stock                                  11/12/02    S        1,250         D  $34.7700                    I  by Trust (1)
Common Stock                                  11/12/02    S        2,417         D  $34.8000                    I  by Trust (1)
Common Stock                                  11/12/02    S        2,500         D  $34.8200                    I  by Trust (1)
Common Stock                                  11/12/02    S        2,417         D  $34.8500                    I  by Trust (1)
Common Stock                                  11/12/02    S        1,500         D  $34.8600                    I  by Trust (1)
Common Stock                                  11/12/02    S        833           D  $34.9000                    I  by Trust (1)
Common Stock                                  11/12/02    S        417           D  $35.0000                    I  by Trust (1)
Common Stock                                  11/12/02    S        50,000        D  $34.5000                    I  by Trust (1)
Common Stock                                  11/12/02    S        5,000         D  $34.7000                    I  by Trust (1)
Common Stock                                  11/12/02    S        20,000        D  $34.6600                    I  by Trust (1)
Common Stock                                  11/12/02    S        25,000        D  $34.6500     583,616        I  by Trust (1)

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $4.2300         11/12/02       M                          7,502            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          833              (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          3,000            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          2,833            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          2,083            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          4,083            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          3,833            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          7,083            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          1,250            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          583              (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          833              (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          1,333            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          3,417            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          1,250            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          2,417            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          2,500            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          2,417            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          1,500            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          833              (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          417              (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          50,000           (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          5,000            (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          20,000           (2)          07/26/03
(right to buy)
Non-Qualified Stock Option     $4.2300         11/12/02       M                          25,000           (2)          07/26/03
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     11/12/02  Common Stock                   7,502                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   833                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   3,000                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   2,833                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   2,083                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   4,083                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   3,833                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   7,083                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   1,250                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   583                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   833                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   1,333                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   3,417                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   1,250                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   2,417                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   2,500                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   2,417                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   1,500                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   833                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   417                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   50,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   5,000                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   20,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/12/02  Common Stock                   25,000                    50,000        D   Direct
(right to buy)

Explanation of Responses:

(1)
Securities held by Rita L. Atkinson & Richard C. Atkinson as Co-Trustees of the Richard Chatham Atkinson & Rita Loyd Atkinson Family
 Trust UTA dtd. 12/04/80.
(2)
Stock options granted under the Company's Non-Employee Directors' Stock Option Plan.  The options vest at the rate of 20% on July 27
, 1995, 20% on July 27, 1996, 20% on July 27, 1997, and 40% on July 27, 1998.

SIGNATURE OF REPORTING PERSON
/S/ By: Noreen E. Burns, Attorney-in-Fact
    For: Richard Atkinson
DATE 11/14/02